Exhibit 99.1

For Immediate Release

UNILENS VISION ANNOUNCES STOCK REPURCHASE AND DIRECTOR RESIGNATION

26 % REDUCTION IN SHARES OUTSTANDING IS ACCRETIVE TO EPS

LARGO, Florida (October 4, 2013) – Unilens Vision Inc. (OTCQB: UVIC), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today announced that the Company has repurchased 618,522 shares of its common stock, representing approximately 26% of its total shares outstanding, from its largest outside shareholder, Baker Street Capital L.P., for an aggregate purchase price of approximately $3.1 million, or $4.97 per share.  The repurchased shares will be returned to the Company’s treasury.

“We believe the stock repurchase represents a very attractive use of our capital and reflects our commitment to the enhancement of long-term shareholder value,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “The transaction is highly accretive to EPS due to the repurchase and retirement of these shares to the Company's Treasury. The expansion of our bank term loan facility to fund the repurchase, takes advantage of currently low interest rates, while eliminating dividend payments on the shares retired.”

The Company has funded the transaction through a $3.3 million expansion and modification of the existing term loan provided by Hancock Bank. The term loan facility, which will be amortized over a longer seven-year period, bears interest at a floating rate of 30-day LIBOR plus 3.5% and is secured by certain assets of the Company.

Unilens has received and accepted the resignation of Vadim Perelman as a director of the Company, effective October 4, 2013. Mr. Perelman, Founder, Managing Partner and Chief Investment Officer of Baker Street Capital L.P., has served as a director of the Company since April 2011. The Board of Directors and the Company wish to thank Mr. Perelman for his years of service.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vueâbrand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTCQB under the symbol “UVIC”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc., at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com